Exhibit 4.4

NON-COMPETE AGREEMENT AND OTHER COVENANTS	COMPROMISSO DE NÃO- CONCORRÊNCIA E OUTRAS AVENÇAS

By this private instrument:	Por este instrumento particular:

(a) EQUIFAX DO BRASIL S.A., a Brazilian closely-held corporation, with headquarters located at Av. Paulista 1636 cj. 309, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under no. 02.577.445/0001-64, herein duly represented in accordance with its Bylaws (“EFX Brasil”);	(a) EQUIFAX DO BRASIL S.A., sociedade brasileira de capital aberto, com sede localizada na Av. Paulista 1636 cj. 309, in the City of São Paulo, State of São Paulo, inscrita no CNPJ/MF sob o n°.02.577.445/0001-64, representada nos termos do seu estatuto social (“EFX Brasil”);

(b) EQUIFAX INC., a Georgia corporation, with headquarters located at 1550 Peachtree Street, in the City of Atlanta, State of Georgia, U.S.A., herein duly represented in accordance with its Bylaws (“EFX” and together with EFX Brasil and their respective subsidiaries and/or Affiliates referred as “EFX Group”);	(b) EQUIFAX INC., sociedade com sede na Georgia, com sede localizada em 1550 Peachtree Street, na Cidade de Atlanta, Estado de Georgia, EUA, representada nos termos do seu estatuto social (“EFX” e, em conjunto com a EFX Brasil e suas respectivas subsidiarias e/ou Afiliadas, o “Grupo EFX”);

(c) ASSOCIAÇÃO COMERCIAL DO PARANÁ, association headquartered in the City of Curitiba, State of Paraná, at Rua XV de Novembro, n° 621, CEP 80020-310, registered with the CNPJ/MF under n°. 76.583. 004/0001-01, herein represented in the form of its bylaws (“ACP”);	(c) ASSOCIAÇÃO COMERCIAL DO PARANÁ, com sede na Cidade de Curitiba, Estado do Paraná, na Rua XV de Novembro, n° 621, CEP 80020-310, inscrita no CNPJ/MF sob o n°. 76.583. 004/0001-01, representada de acordo com o seu Estatuto Social (“ACP”);

(d) CÂMARA DE DIRIGENTES LOJISTAS DE PORTO ALEGRE, entity headquartered in the City of Porto Alegre, State of Rio Grande do Sul, at Avenida Júlio de Castilhos, n° 377, Centro Histórico, registered with the CNPJ/MF under n°. 92.960.210/0001-40, herein represented in the form of its bylaws (“CDL POA”): and	(d) CÁMARA DE DIRIGENTES LOJISTAS DE PORTO ALEGRE, com sede na Cidade de Porto Alegre, Estado do Río Grande do Sul, na Avenida Júlio de Castilhos, n° 377, Centro Histórico, inscrita no CNPJ/MF sob o n°. 92.960.210/0001-40, representada de acordo com o seu estatuto social (“CDL POA”); e

(e) CLUBE DE DIRETORES LOJISTAS DO RIO DE JANEIRO, entity headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Primeiro de Março, n° 13, Centro, CEP 20010-000, registered with the CNPJ/MF under n°. 33.611.401/0001- 37, herein represented in the form of its bylaws (“CDL RIO” and, jointly with ACP and CDL POA, the “Partners”, and each individually a “Partner”).

(e) CLUBE DE DIRETORES LOJISTAS DO RIO DE JANEIRO, com sede na cidade do Rio de Janeiro, Estado do Rio de Janeiro, na Rua Primeiro de Março, n° 13, Centro, CEP 20010-000, inscrita no CNPJ/MF sob o n°. 33.611.401/0001- 37, representada de acordo com o seu estatuto social (“CDL RIO” e, em conjunto com ACP e CDL POA, os “Parceiros” e, individualmente,

“Parceiro”).

PREAMBLE	PREÂMBULO

I. WHEREAS on February 9, 2023, BOA VISTA SERVIÇOS S.A., a Brazilian publicly-held company, with headquarters located at Av. Tamboré, 267, 11th to 15th floors, in the City of Barueri, State of São Paulo, enrolled with the CNPJ/MF under no. 11.725.176/0001-27 (“BVS ”). EFX Brasil and EFX entered into Merger Agreement to set forth the terms and conditions of a business combination involving BVS and EFX Brasil that will result in the merger of all of the BVS shares (not held by EFX Brasil) into EFX Brasil, subject to the fulfillment (or waiver, as the case may be) of certain conditions precedent (“Merger Agreement” and “Transaction”);	I. CONSIDERANDO QUE, em 9 de fevereiro de 2023, BOA VISTA SERVIÇOS S.A., sociedade brasileira de capital aberto, com sede localizada na Av. Tamboré, 267, 11° a 15° andar, na Cidade de Barueri, Estado de São Paulo, inscrita CNPJ/MF sob o n°. 11.725.176/0001-27 (“BVS”), Equifax do Brasil e EFX celebraram um Acordo de Incorporação para estabelecer os termos e condições de uma combinação de negócios envolvendo a BVS e a EFX Brasil que resultará na incorporação de todas as ações da BVS (não detidas pela EFX Brasil) na EFX Brasil, sujeita ao cumprimento (ou renúncia, conforme o caso) de certas condições precedentes (“Acordo de Incorporacão” e “Operacão”);

II.WHEREAS, this Agreement is entered into by EFX and EFX Brasil for the benefit of themselves and for the benefit of BVS, which, by the Closing (which definition has the meaning according to Section II.3 of this Agreement), will become a wholly-owned subsidiary of EFX Brasil and indirectly controlled by EFX; and	II. CONSIDERANDO QUE este Contrato é firmado entre EFX e EFX Brasil em benefício da BVS, a qual, no Fechamento (cuja definição tem o significado descrito na nova Cláusula II.3 deste Contrato), se tornará subsidiária integral da EFX Brasil e indireta mente controlada pela EFX;

III. WHEREAS, to protect the proposed investment in BVS and the capacity of EFX Group to increase its support for its client and increase its performance in the market, that substantiates the Transaction as it benefits the EFX Group (including, after the Closing, BVS), EFX Group desires to enter into this Non- Compete Agreement with the Partners.	III. CONSIDERANDO QUE, para amparar o investimento na BVS resultante da Operação e a capacidade do Grupo EFX de aumentar seu suporte a seus clientes e aumentar sua atuação no mercado, um dos objetivos da Operação na medida em que beneficia o Grupo EFX (incluindo, após o Fechamento, a BVS), o Grupo EFX deseja assinar este Compromisso de Não Concorrência com os Parceiros.

NOW, THEREFORE, the Parties decided to enter into this Non-Compete Agreement(“Agreement”),in accordance with the following terms and conditions:	RESOLVEM as Partes assinam este Compromisso de Não-Concorrência de acordo com os seguintes termos e condicões (“Contrato”):

I. - CONDITION PRECEDENT AND RESOLUTIVE CONDITION	I - CONDIÇÃO SUSPENSIVA E CONDIÇÃO RESOLUTIVA

I.1.This Agreement and the provisions set forth herein shall become effective if (and only if) the Closing occurs and upon the time such Closing occurs, when BVS shall also counter-sign this Agreement. This Agreement and the provisions set forth herein are binding and mandatory, where applicable, on the Parties and its successors.

I.1. Este Contrato e as disposições aqui estabelecidas entrarão em vigor se (e somente se) o Fechamento ocorrer e no momento em que o Fechamento ocorrer, sendo que, no Fechamento, a BVS deverá assinar o presente Contrato. Este Contrato e as disposições aqui estabelecidas são vinculantes e obrigatórios, onde aplicável, para as Partes e seus sucessores.

I.2. If the Information Supply Agreement, Data Update and Other Covenants executed between the Partners and BVS (“Operating Agreement”) is resolved or assianed bv BVS (other than to or among the EFX Group or with Partners consent), the Partners (and only them) will be entitled to denounce this Agreement, by means of a simple written communication, with 30 (thirty) days in advance.	I.2 Caso o Acordo de Fornecimento de Informações, Atualização de dados e Outras Avenças firmado entre os Parceiros e a BVS (“Acordo Operacional”) seia resolvido ou cedido pela BVS (exceto para ou entre o Grupo EFX ou com o consentimento dos Parceiros), será facultado aos Parceiros (e somente a estes) denunciarem o presente Contrato, mediante simples comunicação escrita, com 30 (trinta) dias de antecedência.

I.3. If the Operating Agreement is terminated, this Agreement will automatically end on the same date.	1.3. Caso o Acordo Operacional seja denunciado, este Contrato será resolvido de pleno direito.

II - NON-COMPETE	II – NÃO CONCORRÊNCIA

II.1. Non-compete. Each Partner undertakes, during the Restricted Period, not to engage in, or provide services related to, Competing Activities, or otherwise support or facilitate the conduct of Competing Activities in the Restricted Territory.	II.1. Não-competicão. Cada Parceiro se compromete, durante o Período Restrito, a não se envolver ou prestar serviços relacionados a Atividades Concorrentes, ou de outra forma apoiar ou facilitar a conduta de Atividades Concorrentes no Território Restrito.

II.2. It is hereby agreed that the following activities are expressly permitted and will not be considered as a violation by Partner of the non-compete obligation: (i) holding of passive minority equity investment, of no more than 5% of the total share capital, in any publicly-held company engaged in Competing Activities in the Restricted Territory; (ii) passive investments in any discretionary investment funds not specifically targeted to Competing Entities or Competing Activities in the Restricted Territory; (iii) any activities with EFX or any of its Affiliates, including equity participation in EFX and any of its Affiliates; (iv) any institutional and political activities of the Partners, their members, their Affiliates and their respective members, including but not limited to, the development, involvement, engagement, support, sponsorship, participation in events, congresses, fairs, meetings, movements, activities, etc, in which Competing Entities in the Restricted Territory are present or in any way involved; and (v) any activities of the Partners in connection with or performance of the Operating Agreement.	II.2. Fica acordado que as seguintes atividades são expressamente permitidas e não serão consideradas como uma violação da obrigação de não concorrência por parte dos Parceiros: (i) participação em investimentos minoritários passivos, não superiores a 5% do capital social total, em qualquer empresa de capital aberto envolvida em atividades concorrentes no Território Restrito; (ii) investimentos passivos em quaisquer fundos de investimento discricionários não especificamente direcionados a Entidades Concorrentes ou Atividades Concorrentes no Território Restrito; (iii) quaisquer atividades com a EFX ou qualquer de suas Afiliadas, incluindo participação acionária na EFX e em qualquer de suas Afiliadas; (iv) quaisquer atividades institucionais e políticas dos Parceiros, de seus membros, de suas Afilhadas e membros destas, incluindo mas não se limitando, ao desenvolvimento, envolvimen to, engajamento, apoio, patrocínio, participação em eventos, congressos, feiras, reuniões, movimentos, atividades, etc, em que estejam presentes ou de alguma forma haja a participação ou o envolvimento de Entidades Concorrentes no Territõrio Restrito; e (v) quaisquer atividades dos Parceiros em conexão com ou execução do Acordo Operacional.

II.3. For purposes of this Agreement, (i) “Affiliate” means, oraanization bv which you have a corporate relationship, that is, with respect to any Person, another Person that at any time and from time to time, including after the date of this Agreement, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control”, “controlled by” and “under common control with” have the meanings ascribed to such terms in Articles 116 and 243 of Law n. 6,404/1976, as amended; (ii) “Closing” means the consummation of the Transaction provided in the Merger Aareement; (iii) “Competing Activities” mean all existing and future products or services, identical or similar, to those made available by BVS, EFX Brasil or EFX, during the restricted period to the Partners pursuant to the Operating Agreement (which includes any products or services offered thereunder but refused by the Partners or offered thereunder and for which the parties are unable to agree on commercial terms); (iv) “Competing Entity” means, as of any date of determination, any person who carries out a Competing Activity in the Restricted Territory and Restricted Period; (v) “Restricted Period” means the 15-year period counted from the Closing of the Transaction; and (vi) “Restricted Territory” means the territory of the Federative Republic of Brazil.	II.3. Para fins deste Contrato, (i) “Afiliada” significa organizacão pela qual se tem relação societária, ou seja, com respeito a qualquer Pessoa, outra Pessoa que a qualquer momento e de tempos em tempos, inclusive após a data deste Contrato, direta ou indiretamente, por meio de um ou mais intermediários, controla, é controlada por, ou está sob controle comum com, essa primeira Pessoa. Para fins desta definição, os termos “controle”, “controlado por” e “sob controle comum com” têm os significados atribuídos nos termos dos artigos 116 e 243 da Lei, n. 6.404/1976, conforme alterada; (ii) “Fechamento” significa a consumação da Transação prevista no Acordo de Incorporação:(iii) “Atividades Concorrentes” significam todos os produtos ou serviços, existentes e futuros, idênticos ou similares, aos disponibilizados pela BVS, EFX Brasil ou EFX, durante o período restrito aos Parceiros nos termos do Acordo Operacional (incluindo quaisquer produtos ou serviços ofertados no âmbito de tal Acordo Operacional e recusado pelos Parceiros ou em relação aos quais as Partes não consigam acordar sobre condições comerciais) ; (iv) “Entidade Concorrente” significa, a partir de qualquer data de determinação, qualquer pessoa que exerça Atividade Concorrente no Território e Período Restritos; (v) “Período Restrito” significa o período de 15 anos contados a partir do Fechamento da Operação; e (vi) “Território Restrito” significa o território da República Federativa do Brasil.

III - COMPENSATION	III - REMUNERAÇÃO

III.1. In view of the non-compete covenant undertaken by the Partners in this Agreement, EFX Brasil and EFX, through BVS, agrees to pay to the Partners 15 annual installments in the respective amounts set forth on Annex I, each adjusted annually as from May 1, 2023. by IPCA (“Compensation”). The first installment of the Compensation will be due and paid within 10 Business Days as from Closing and each additional installment shall be due and payable within 10 Business Days on each applicable anniversary of the Closing.	III.1. Tendo em vista a obrigação de não concorrência assumida pelos Parceiros, a EFX Brasil e a EFX, por meio da BVS, concordam em pagar aos Parceiros 15 parcelas anuais nos montantes estabelecidos no Anexo I a este Contrato, ajustadas anualmente a partir de 1° de maio de 2023, pelo IPCA (“Remuneração”). A primeira parcela da Remuneração será devida e paga dentro de 10 Dias Úteis a partir da data do Fechamento e cada parcela adicional será devida e paga dentro de 10 Dias Úteis em cada aniversário aplicável.

III.2. For purposes of this Agreement, “Business Davs” means any day that is not a Saturday, Sunday or a day in which the commercial banks located in the cities of São Paulo, state of São Paulo, or Atlanta, State of Georgia, USA, are obligated or authorized by Law to remain closed for business.	III.2. Para fins deste Contrato, “Dias úteis” significa qualquer dia que não seja um sábado, domingo ou um dia em que os bancos comerciais localizados nas cidades de São Paulo, estado de São Paulo, ou Atlanta, estado da Geórgia, EUA, sejam obrigados ou autorizados por lei a permanecerem fechados para negócios.

IV - MISCELLANEOUS	IV - DISPOSIÇÕES GERAIS

IV.1. Term. This Agreement will remain in force and effect for a 15-year period counted as from the Closing date of the Transaction.	IV.1. Vigência. Este Contrato permanecerá em vigor por um período de 15 anos contados a partir do Fechamento da Operação.

IV.2. Assignment. The Parties hereby agree that any of BVS and/or the EFX Group may assign, without the consent of the Partners, this Agreement and/or assign or delegate its rights, interests and obligations hereunder to or among any member of the EFX Group. Any other assignment of this Agreement will be made by means of a written contractual amendment signed by the Parties.	IV.2. Cessão. As Partes concordam que BVS e/ou o Grupo EFX poderão ceder, sem o consentimento dos Parceiros, este Contrato e/ou ceder ou transferir seus direitos, interesses e obrigações aqui estabelecidos para ou entre qualquer membro do Grupo EFX. Qualquer outra cessão deste Contrato será feita, por escrito, por meio de um aditamento contratual assinado pelas Partes.

IV.3. Waiver. No waiver, termination or disregard of this Agreement, or any of the terms and provisions contained herein, will bind the Parties, unless made in writing.	IV.3. Renúncia. Nenhuma renúncia, rescisão ou desconsideração deste Contrato, ou de qualquer dos termos e disposições aqui contidos, obrigará as Partes, a menos que seja feita por escrito.

IV.4. Novation. The failure or delav by either Party to exercise any of its rights under this Agreement shall not be considered a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver will be effective only if specifically granted and in writing.	IV.4. Novação. A falta ou o atraso de qualquer das Partes em exercer qualquer de seus direitos previstos neste Contrato não deverá ser considerado como renúncia ou novação e não deverá afetar o subsequente exercício de tal direito. Qualquer renúncia produzirá efeitos somente se for especificamente outorgada e por escrito.

IV.5. Irrevocability and Amendment. Subject to the provisions of Section I.2, this Agreement is irrevocably and irreversibly signed, binding the Parties for themselves and their heirs, successors and/or assignees, in any capacity. The Parties and their heirs, successors and/or assignees shall fully comply with the obligations contracted herein. Any amendment to this Agreement will not be valid, unless in writing and signed by all Parties.	IV.5. Irrevoagbilidade e Alteração. Observado o disposto no Cláusula I.2 acima, o presente Contrato é assinado em caráter irrevogável e irretratável, obrigando as Partes por si e seus herdeiros, sucessores e/ou cessionários, a qualquer título. As Partes e seus herdeiros, sucessores e/ou cessionários deverão cumprir integralmente as obrigações aqui contratadas. Não será válida qualquer alteração deste Contrato, salvo se por escrito e assinada por todas as Partes.

IV.6. Digital/Electronic Siqnature. For all legal purposes and effects, the Parties agree that: (i) this Agreement will be digitally signed, under the terms and for the purposes of Provisional Measure No. 2200, dated August 24, 2001 and Law No. 13.874, dated September 20, 2019, through the use of digital certified signatures, provided that all their signatories, including witnesses, use the same platform; (ii) the place of execution	IV.6. Assinatura Digital/Eletrônica. Para todos os fins e efeitos legais, as Partes concordam que: (i) este Contrato será assinado digitalmente, nos termos e para os fins da Medida Provisória n° 2200, datada de 24 de agosto de 2001 e da Lei n° 13.874, datada de 20 de setembro de 2019, através do uso de assinaturas digitais certificadas, desde que todos os seus signatários, incluindo testemunhas,

of this Agreement is the City of São Paulo, State of São Paulo, even if either Party may digitally sign this Agreement in a different location; and (iii) the date of signature of this Agreement is the date indicated below, notwithstanding the date on which the last of the digital signatures is made. For the purposes of this section, digital signature platforms must be used in order to enable the security, legal validity, authenticity and integrity of the digital signature through digital certification systems capable of validating authorship, as well as tracing the “audit trail digital” (chain of custody) of the document.	utilizem a mesma plataforma; (ii) o local de execução deste Contrato corresponde à Cidade de São Paulo, Estado de São Paulo, mesmo que qualquer das Partes possa assinar este Contrato digitalmente em outro local; e (iii) a data de assinatura deste Contrato corresponde à data indicada abaixo, não obstante a data em que a última assinatura digital for feita. Para os fins desta cláusula, plataformas de assinatura digital devem ser utilizadas para permitir a segurança, validade legal, autenticidade e integridade da assinatura digital através de sistemas digitais de certificação capazes de validar a autoria, bem como rastrear a “trilha de auditoria digital” (cadeia de custódia) do documento.

V - GOVERNING LAW AND DISPUTE RESOLUTION	V - LEI APLICÁVEL E RESOLUÇÃO DE DISPUTAS

V.1. Governing law. This Aareement will be governed and interpreted in accordance with the laws of the Federative Republic of Brazil.	V.1. Lei Aplicável. O presente Contrato será regido e interpretado de acordo com as leis da República Federativa do Brasil.

V.2. Jurisdiction. Any and all disputes, controversies, or claims arising out of or in connection with this Agreement, including any question regarding its existence, validity, enforceability, formation, interpretation, performance and/or termination (“Dispute”). shall be resolved by arbitration, administered by the CAM-B3 - Câmara de Arbitragem do Mercado (“Arbitration Chamber”), in accordance with the rules of the Arbitration Chamber (“Rules”), the Brazilian Arbitration Law Law

9,307/1996) and the provisions below:

V.2. Resolução de disputas. Todas e quaisquer disputas, controvérsias ou demandas decorrentes ou relacionadas a este Contrato, incluindo qualquer questão relativa à sua existência, validade, exequibilidade, formação, interpretação, cumprimento e/ou rescisão (“Disputa”), serão resolvidas por arbitragem, administrada pela CAM-B3 - Câmara de Arbitragem de Mercado (“Câmara de Arbitragem”), de acordo com as regras da Câmara de Arbitragem (“Regulamento”), a Lei de Arbitragem Brasileira (Lei 9.307/1996) e as disposições abaixo:

V.2(a) The arbitral tribunal shall be composed of three (3) arbitrators (“Arbitral Tribunal”), one (1) to be appointed by claimants, one (1) to be appointed by respondents, and one (1) to be jointly appointed by the two (2) arbitrators appointed by the parties to the arbitration. If the parties to the arbitration fail to appoint an arbitrator, or if the two (2) arbitrators appointed by the parties to the arbitration fail to agree on the appointment of the third arbitrator within the time limits established by the Arbitration Chamber, the missing appointments shall be made by the president of the Arbitration Chamber, as per the Rules.	V.2(a) O tribunal arbitral será composto por 03 (três) árbitros (“Tribunal Arbitral”), sendo 01 (um) nomeado pelos demandantes, 01 (um) nomeado pelos demandados e o terceiro nomeado conjuntamente pelos 02 (dois) árbitros nomeados pelas partes na arbitragem. Se as partes deixarem de nomear um árbitro, ou se os 02 (dois) árbitros nomeados pelas partes não chegarem a um acordo sobre a nomeação do terceiro árbitro dentro dos prazos estabelecidos pela Câmara de Arbitragem, as nomeações faltantes serão feitas pelo presidente da Câmara de Arbitragem, de acordo com o Regulamento.

V.2(b) The seat or arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the award shall be rendered. The language of the arbitration shall be Portuguese, provided that any documents may be produced in English (provided there is a Portuguese translation) and witnesses can testify in both languages. The acts of the arbitration can occur at a place different from the seat of the arbitration, at the discretion of the Arbitral Tribunal.	V.2(b) A sede da arbitragem será na Cidade de São Paulo, Estado de São Paulo, Brasil, onde a sentença será proferida. O idioma da arbitragem será o português, considerando que quaisquer documentos possam ser produzidos em inglês (desde que com a tradução em português e as testemunhas possam testemunhar em ambos os idiomas. Os atos da arbitragem poderão ocorrer em local diferente da sede da arbitragem, a critério do Tribunal Arbitral.

V.2(c) The arbitration proceedings shall be confidential. The Parties undertake not to disclose and not to allow disclosure of any information that comes to their knowledge by virtue of their participation in the arbitration proceedings, as well as of documents submitted during the course of the proceedings which are not in the public domain, including any evidence, decisions and other materials produced throughout the course of the arbitration, unless and to the extent that (a) the duty to disclose such information	V.2(c) O processo de arbitragem será confidencial. As Partes comprometem - se a não divulgar e a não permitir a divulgação de qualquer informação que venha ao seu conhecimento em virtude de sua participação no procedimento arbitral, bem como de documentos apresentados durante o curso do procedimento que não sejam de domínio público, incluindo provas, decisões e outros materiais produzidos durante o curso da arbitragem, a menos e na medida em que (a) o dever

arises by law; (b) disclosure of such information is required by a Governmental Body or ordered by a State Court of Law; or (c) such information becomes public by any other means not related to disclosure by the Parties or their Affiliates. Any and all controversies regarding this confidentiality clause shall be settled by the Arbitral Tribunal in a final and binding manner. The parties to the arbitration also recognize that the obligation of confidentiality provided herein also serves the purpose of Article 189, IV, of the Brazilian Civil Procedure Code.	de divulgar tais informações surja por lei; (b) a divulgação de tais informações seja exigida por um órgão governamental ou ordenada por um tribunal estadual; ou (c) tais informações se tornem públicas por qualquer outro meio não relacionado à divulgação pelas Partes ou por suas Afiliadas. Toda e qualquer controvérsia relativa a esta cláusula de confidencialidade será resolvida pelo Tribunal Arbitral de forma final e vinculativa. As partes da arbitragem também reconhecem que a obrigação de confidencialidade aqui prevista também serve ao propósito do artigo 189, IV, do Código de Processo Civil brasileiro.

V.2(d) The arbitration shall be processed and decided according to the applicable Laws of the Federative Republic of Brazil, without regards to the principles of conflicts of law of Brazil. The Arbitral Tribunal may not resolve the dispute as amiable compositeur (ex aequo et bono).	V.2(d) A arbitragem deve ser processada e decidida de acordo com as Leis aplicáveis da República Federativa do Brasil, sem considerar os princípios de conflitos de leis do Brasil. O Tribunal Arbitral não poderá resolver a controvérsia como um amiable compositeur (ex aequo et bono).

V.2(e) Before the constitution of the Arbitral Tribunal, the interested party may request provisional and/or urgent measures to the courts, pursuant to Section V.2(f). After its constitution, all provisional and/or urgent measures shall be requested directly to the Arbitral Tribunal, and the Arbitral Tribunal may uphold, modify and/or revoke the order previously requested to the courts.	V.2(e) Antes da constituição do Tribunal Arbitral, a parte interessada poderá solicitar medidas provisórias e/ou urgentes aos tribunais, de acordo com a Cláusula V.2(f). Após sua instauração, todas as medidas provisórias e/ou urgentes deverão ser solicitadas diretamente ao Tribunal Arbitral, e este poderá manter, modificar e/ou revogar qualquer medida conferida ou anteriormente solicitada aos tribunais.

V.2(f) The arbitration award will be final and binding for the Parties and their successors and the Parties waive any right of appeal. Notwithstanding the foregoing, each Party reserves the right to resort to the judicial courts in order to: (i) enforce arbitration in accordance with Article 7 of Law 9,307/1996; (ii) obtain injunctive relief for the protection or conservation of rights prior to the constitution of an Arbitral Tribunal, provided that any such measures may be reviewed by the Arbitral Tribunal once it is constituted, in accordance with Articles 22-A and 22-B of Law 9.307/1996; (iii) file suit to anticipate the production of evidence, as provided under Articles 381 through 383 of Law 13,105/2015; (iv) enforce any decision taken by the Arbitral Tribunal, including the arbitration award; and (v) seek enforcement of any remedies provided under Law 9,307/1996, including the annulment of the arbitration award, as permitted under Article 33 of Law 9,307/1996. The Parties elect the District Court of the city of São Paulo, State of São Paulo, with the exception of any other, however privileged it may be, as the judicial court competent to handle the measures set forth under this Section V.2(f). Requesting any judicial measure available under the Brazilian Arbitration Law shall not be construed as a waiver of the rights under this arbitration clause or a waiver of arbitration as the sole dispute resolution mechanism.	V.2(f) A sentença arbitrai será final e vinculativa para as Partes e seus sucessores, renunciando as Partes a qualquer direito de apelação. Não obstante o acima disposto, cada Parte se reserva o direito de recorrer aos tribunais judiciais para: (i) exigir a instauração do processo arbitral, nos termos do artigo 7[o] da Lei n° 9.307/1996; (ii) obter medidas cautelares para a proteção ou conservação de direitos antes da instauração do Tribunal Arbitral, desde que esses medidas possam ser revistas pelo Tribunal Arbitral uma vez constituído, de acordo com os artigos 22-A e 22-B da Lei n° 9.307/1996; (iii) ajuizar ação para produção antecipada de provas, conforme previsto nos artigos 381 a 383 da Lei n° 13.105/2015; (iv) executar qualquer decisão proferida pelo Tribunal Arbitral, incluindo a sentença arbitral; e (v) buscar a execução de quaisquer medidas previstas na Lei n° 9.307/1996, incluindo a anulação da sentença arbitral, conforme permitido pelo artigo 33 da Lei n° 9.307/1996. As Partes elegem o foro da Comarca da Cidade de São Paulo, Estado de São Paulo, com exclusão de qualquer outro, por mais privilegiado que seja, como juízo competente para tratar das medidas previstas nesta Cláusula V.2(f). A solicitação de qualquer medida judicial disponível nos termos da Lei de Arbitragem brasileira não deve ser interpretada como uma renúncia aos direitos previstos nesta cláusula compromissória ou uma renúncia à arbitragem como o único mecanismo de resolução de conflitos.

V.2(g) All costs, expenses and fees incurred in the arbitration shall be equally divided between the Parties until the final award is rendered by the Arbitral Tribunal. The award will define which Party shall bear, or in what proportion	V.2(g) Todos os custos, despesas e honorários incorridos na arbitragem serão divididos igualmente entre as Partes até que a sentença final seja proferida pelo Tribunal Arbitral. A sentença definirá qual Parte deverá

each Party shall bear, the arbitration costs, including (a) fees and any other amount due, paid or reimbursed to the Arbitration Chamber; (b) fees and any other amount due, paid or reimbursed to the arbitrators; (c) fees and any other amount due, paid or reimbursed to experts, translators, interpreters, stenographers and other assistants eventually appointed by the Arbitration Chamber or the Arbitral Tribunal; (d) attorneys’ contractual fees incurred by the Parties as a result of their representation in the arbitration; (e) fees incurred by the Parties with technical assistants, experts and other expenses necessary for their representation; and (f) fines and/or compensation for any bad faith litigation. The Arbitral Tribunal shall not have jurisdiction to impose additional attorney’s fees to the Party fully or partially defeated in its claims (honorários de sucumbência).

arcar, ou em que proporção cada Parte deverá arcar, com os custos de arbitragem, incluindo (a) honorários e qualquer outro valor devido, pago ou reembolsado à Câmara de Arbitragem; (b) honorários e qualquer outro valor devido, pago ou reembolsado aos árbitros; (c) honorários e qualquer outro valor devido, pago ou reembolsado a peritos, tradutores, intérpretes, estenógrafos e outros assistentes eventualmente nomeados pela Câmara de Arbitragem ou pelo Tribunal Arbitral; (d) honorários advocatícios incorridos pelas Partes como resultado de sua representação na arbitragem; (e) honorários incorridos pelas Partes com assistentes técnicos, peritos e outras despesas necessárias para sua representação; e (f) multas e/ou indenização por qualquer litigância de má-fé. O Tribunal Arbitral não terá competência para determinar honorários de sucumbência.

V.2(h) For the avoidance of any doubt, the Parties are bound to this Section V.2 and accept arbitration as the sole dispute resolution mechanism.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

V.2(h) Para evitar qualquer dúvida, as Partes estão vinculadas a esta Cláusula V.2 e aceitam a arbitragem como o único mecanismo de resolução de conflitos.

E, POR ESTAREM ASSIM JUSTOS E ACORDADOS, as Partes fizeram com que este Contrato fosse executado a partir da data escrita acima por seus respectivos diretores devidamente autorizados.

Parties:

EQUIFAX DO BRASIL S.A.
/s/ Sunil Bindal	/s/ Stephen Chang
By / Por: Sunil Bindal	By / Por: Stephen Chang
Title / Cargo: Authorized Signatory	Title / Cargo: Authorized Signatory

EQUIFAX INC.

/s/ Sunil Bindal	/s/ Stephen Chang
By / Por: Sunil Bindal	By / Por: Stephen Chang
Title / Cargo: EVP	Title / Cargo: VP

ASSOCIAÇÃO COMERCIAL DO PARANÁ

/s/ Antonio Gilberto Deggerone	/s/ Paulo Roberto Brunel Rodrigues
By / Por: Antonio Gilberto Deggerone	By / Por: Paulo Roberto Brunel Rodrigues
Title/Cargo: presidente	Title / Cargo: você presidente Financeiro

CÂMARA DE DIRIGENTES LOJISTAS DE PORTO ALEGRE

/s/ Írio Piva	/s/ Octavio Scheibe
By / Por: Írio Piva	By / Por: Octavio Scheibe
Title / Cargo: presidente	Title / Cargo: Vice-presidente Adm-Financeiro

CLUBE DE DIRETORES LOJISTAS DO RIO DE JANEIRO

/s/ Aldo Carlos de Moura Gonçalves	/s/ Fabio Dias do Nascimento
By / Por: Aldo Carlos de Moura Gonçalves	By / Por: Fabio Dias do Nascimento
Title/Cargo: Presidente	Title / Cargo: diretor

Witnesses:

/s/ Jacob Stewart	/s/ Lavynia Almeida dos Santos
Name/Nome: Jacob Stewart	Name /Nome: Lavynia Almeida dos Santos
ID/CPF: 551714715	ID / CPF: 426.837.738-70

ANNEX I	ANEXO I

CDL POA: R$313,162.00 per year	CDL POA: R$313.162,00 por ano
CDL RIO: R$545,164.00 per year	CDL RIO: R$545.164,00 por ano
ACP: R$521,937.00 per year	ACP: R$521.937,00 por ano

*_*_*

Pursuant to Section I.1. of the Agreement, BVS signature follows below:	Nos termos da Cláusula 1.1. do Contrato, a assinatura da BVS segue abaixo:

Boa Vista Serviços S.A.

/s/ Marcio Henrique Bonomi Fabbris
By / Por: Marcio Henrique Bonomi Fabbris Title / Cargo: CEO	By / Por: Title / Cargo:

CONFIDENCIAL